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                                                                    EXHIBIT 3.5

                       ANCHOR GLASS CONTAINER CORPORATION
                            (a Delaware Corporation)

                    CERTIFICATE OF AMENDMENT OF AMENDED AND
                     RESTATED CERTIFICATE OF INCORPORATION

                  Anchor Glass Container Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

                           A.       This Amendment to the Amended and Restated
Certificate of Incorporation was duly adapted in accordance with the provisions of Section 242 of the DGCL.

                           B.       Section A of the FOURTH ARTICLE of the
Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  "The Corporation shall have the authority to issue Twenty One Million One Hundred Thousand (21,100,000) shares of capital stock consisting of the following:
                  (a) Twenty One Million (21,000,000) shares of common stock, par value ten cents ($.10) per share ("Common Stock") and (b) One Hundred Thousand (100,000) shares of preferred stock, par value one cent ($0.01) per share (the "Preferred Stock"). To the extent required by Section 1123(a) of the Bankruptcy Code, no non-voting equity securities shall be issued by the Corporation."

                           C.       The Certificate of Designations of the
Corporation's Series C Participating Preferred Stock is hereby amended to read in its entirety as follows:

                  "RESOLVED, that the Corporation is authorized to issue 75,000 shares of Series C Participating Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock") which shall have the following powers, designations, preferences and other special rights:

         1. Ranking. Except as hereafter provided with respect to Participating Dividends (as defined in Section 2(b) of this Certificate of Designations), the Series C Preferred Stock shall rank, with respect to dividend distributions and distributions upon a Liquidation Event (as defined in Section 3(a) herein), senior to all classes of common stock of the Corporation (including the Common Stock, $.10 par value per share, of the Corporation) and senior to or on parity with any other class of capital stock or series of preferred stock established after the Series C Issuance Date by the Board. All classes of Common Stock of the Corporation and any other class of capital stock or series of preferred stock established after the Series C Issuance Date to which the Series C Preferred Stock is senior, are collectively referred to herein as "Junior Securities".


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         2.       Dividend Provisions.

                  (a) The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, in cash, out of any assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend on any Junior Securities, at the rate of twelve percent (12%) of the Series C Liquidation Preference Payment (as defined in Section 3 of this Certificate of Designations) per annum (the "Fixed Dividends"). The Fixed Dividends shall be cumulative, shall compound quarterly and shall accrue daily from the date that any shares of Series C Preferred Stock are first issued (the "Series C Issuance Date") until paid.

                  (b) To the extent any dividends are to be paid to holders of Common Stock of the Corporation (or funds are set aside for such payment) (the "Junior Dividends"), the holders of shares of Series C Preferred Stock shall be entitled to receive additional dividends out of any assets of the Corporation legally available therefor, payable at the option of the Corporation in cash or shares of Common Stock have a Fair Market Value (as defined in Section 4(a) of this Certificate of Designations), on a pari passu basis with the declaration or payment of the Junior Dividends, equal to fifteen percent (15%) of the total amount of Junior Dividends (the "Participating Dividends"), to be paid pro rata among the holders of Series C Preferred Stock in proportion to the number of shares of such stock owned by each such holder. Junior Dividends shall be paid subject to the prior payment of all Fixed Dividends (including any accrued but unpaid dividends from the date of issuance through the date of such payment) and contemporaneous payment of all Participating Dividends to each of the holders of Series C Preferred Stock.

         3.       Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), whether voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution of any of the assets of the Corporation to the holders of any Junior Securities, by reason of their ownership thereof, an amount per share equal to the sum of
(i) $1,000 per share (the "Series C Issuance Price") and (ii) an amount equal to all accrued and/or declared but unpaid dividends on such share, computed to the date payment thereof is made (together with the Series C Issuance Price, the "Series C Liquidating Preference Payment"). If upon the occurrence of any Liquidation Event, the assets and funds to be distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation available for distribution shall be distributed pro rata among the holders of Series C Preferred Stock in proportion to the number of shares of such stock owned by each such holder.

                  (b) After payment of the amounts set forth by Section 3(a) (and any amounts required to be paid to any shares or series of preferred stock which, with respect to rights on a liquidation, dissolution or winding up, rank pari passu with or junior to the Series C Preferred Stock), the holders of Series C Preferred Stock shall receive fifteen percent (15%) of the remaining assets of the Corporation, pro rata among the holders of Series C Preferred Stock in proportion to the number of shares of such stock owned by each such holder bears to the total


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number of shares of such stock then outstanding, and the holders of Common
Stock shall receive eighty-five percent (85%) of the remaining assets of the Corporation, pro rata among the holders of Common Stock in proportion to the number of shares of such stock owned by each such holder.

                  (c)      For purposes of this Certificate of Designations,
(i) any merger, reorganization or consolidation of the Corporation into or with any other corporation or entity (including a stock for stock exchange or stock for cash exchange), or (ii) a sale, conveyance, transfer, license, lease, abandon or other disposition or transfer of all or substantially all of the assets of the Corporation, in one or more related transactions shall be deemed a Liquidation Event of the Corporation; provided, however, that a Liquidation Event shall not be deemed to have occurred if, (x) for the purposes of clause
(c)(ii) above, the holders of capital stock of the Corporation immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holder of voting securities shall be entitled to vote, (y) the merger or consolidation involves only a change in the state of incorporation of the Corporation, or (z) the merger of the Corporation is with or into a wholly-owned Subsidiary (as hereinafter defined) of the Corporation. In the event of a Liquidation Event that does not constitute a liquidation, dissolution or winding up of the Corporation, the amount due the holders of shares of Series C Preferred Stock pursuant to Section 3(b) of this Certificate of Designation shall, at the option of the Corporation, be paid in cash or shares of Common Stock having a Fair Market Value equal to the amount so due.

         4.       Redemption.

                  (a) The Redemption Price shall mean an amount per share, equal to the sum of (i) the Series C Liquidating Preference Payment and (ii) an amount equal to (A) fifteen percent (15%) of the Fair Market Value (as defined below) of all of the issued and outstanding shares of Common Stock divided by
(B) the number of issued and outstanding shares of Series C Preferred Stock. "Fair Market Value" of the Common Stock shall mean the fair market valuation of all of the issued and outstanding shares of the Common Stock performed by an investment bank with a globally recognized standing (it being understood that such investment bank shall be either Merrill Lynch & Co. or Credit Suisse First Boston (including any successor by merger or operation of law of such investment banks)) (the "Appraiser"), mutually agreeable to the Corporation and the holders of a majority of the then outstanding shares of Series C Preferred Stock and such fair market valuation to be determined by the Appraiser on a going concern basis, as between a willing buyer and a willing seller, taking into account all relevant factors determinative of value (without any discount of such value for minority interest, illiquidity, or other factors relevant to such share), using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale. The Fair Market Value of the Common Stock as determined by the Appraiser shall be final and binding. The fees and expenses of the Appraiser shall be paid by the Corporation.

                  (b) Optional Redemption. At any time and from time to time after the Series C Issuance Date, the Corporation shall have the right to redeem all, and no less than all, of the outstanding shares of Series C Preferred Stock on such date (the "Optional Redemption Date") at


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the Redemption Price upon written notice as provided in Section 4(c). In connection with any optional redemption pursuant to this Section 4(b), the portion of the Redemption Price referred to in Section 4(a)(ii) may be paid, at the option of the Corporation either in cash or by the issuance to the holder of Series C Preferred Stock of duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock. The aggregate number of shares of Common Stock issuable to the holder of Series C Preferred Stock hereunder shall be equal to (i) the amount calculated pursuant to Section 4(a)(ii)(A) of this Certificate of Designations for all Series C Preferred Stock held by such holder divided by (ii) the quotient of (A) the Fair Market Value of all of the issued and outstanding shares of Common Stock divided by (B) the number of issued and outstanding shares of Common Stock.

                  (c) Mechanics of Redemption. At least 30 but not more than 60 days prior to the Redemption Date written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by facsimile or email transmission, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series C Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date, the place where said Redemption Price shall be payable and (if applicable) whether any portion of the Redemption Price will be paid in shares of Common Stock pursuant to Section 4(b) of this Certificate of Designations. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of such shares of Series C Preferred Stock subject to redemption (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any shares of Series C Preferred Stock redeemed pursuant to this Section 4 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series C Preferred Stock. If the Corporation fails for any reason to redeem the total number of outstanding shares of Series C Preferred Stock on such Redemption Date (a "Non-Redemption Event"), the shares of Series C Preferred Stock not redeemed, shall remain outstanding and shall be entitled to all rights and preferences provided herein.

                  (d) Non-Redemption Event. Immediately upon the occurrence of a Non-Redemption Event, the number of directors of the Corporation shall be increased by four (or such higher number so that the sum of such additional directors (collectively, the "Series C Directors") shall constitute a majority of the Board), and the holders of the outstanding shares of Series C Preferred Stock shall be entitled to elect such Series C Directors until redemption of all outstanding shares of Series C Preferred Stock is effected. Upon the occurrence of a Non-Redemption Event, the Board shall immediately call a special meeting of all holders of Series C Preferred Stock for the purpose of electing the Series C Directors and the holders of the Series C Preferred Stock shall have the right to vote, as a single class, to elect by a majority vote of the then outstanding Series C Preferred Stock, the Series C Directors although less than a quorum. Upon redemption of all outstanding Series C Preferred Stock, the term of office of each Series C Director elected by the holders of the Series C Preferred Stock pursuant to such special voting right shall forthwith terminate and the number of directors constituting the entire Board shall be


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reduced by the number of the Series C Directors. So long as the Non-Redemption
Event shall continue, any vacancy in the office of a Series C Director may be filled by written consent of the Series C Directors remaining in office or, if none remains in office, by vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. As long as the Non-Redemption Event shall continue, holders of any of the outstanding capital stock (other than the Series C Preferred Stock) of the Corporation entitled to vote on the election of directors shall not be entitled to vote on the election or removal of the Series C Directors. So long as the Series C Directors constitute a majority of the Board of Directors, the portion of the Redemption Price referred to in
Section 4(a)(ii) of this Certificate of Designations shall be payable solely in shares of Common Stock.

         5.       Offer to Purchase.

                 (a) Promptly after the occurrence of (i) a Change of Control (as hereinafter defined) or (ii) a Cash Transaction (as hereinafter defined) (the date of such occurrence being the "Offer Date"), the Corporation shall commence (or cause to be commenced) an offer to purchase for cash all outstanding shares of Series C Preferred Stock pursuant to the terms described in Section 5(c) of this Certificate of Designations (the "Offer") at a purchase price per share equal to the Redemption Price, and shall purchase (or cause the purchase of) any shares of Series C Preferred Stock tendered in the Offer pursuant to the terms hereof. At the option of the Corporation, the Offer may provide that the portion of the Redemption Price referred to in Section 4(a)(ii) shall be payable in duly authorized validly issued, fully paid and nonassessable shares of Common Stock with the aggregate number of shares of Common Stock issuable to each holder of Series C Preferred Stock hereunder being equal to (i) the amount calculated pursuant to Section 4(a)(ii)(A) of this Certificate of Designations for all Series C Preferred Stock held by such holder divided by (ii) the quotient of (A) the Fair Market Value of all the issued and outstanding shares of Common Stock divided by (B) the number of issued and outstanding shares of Common Stock.

                  (b)      Prior to the mailing of the notice referred to in
Section 5(c) of this Certificate of Designations and promptly following the calculation of the applicable Redemption Price, but in any event within 45 days following the date on which a Change of Control or Cash Transaction has occurred, the Corporation shall (i) promptly determine if the purchase of the Series C Preferred Stock would violate or constitute a default under the indebtedness of the Corporation or the terms of any other series of the Corporation's outstanding preferred stock and (ii) either shall repay to the extent necessary all such indebtedness or preferred stock of the Corporation that would prohibit the repurchase of the Series C Preferred Stock pursuant to a Offer or obtain any requisite consents or approvals under instruments governing any indebtedness or preferred stock of the Corporation to permit the repurchase of the Series C Preferred Stock for cash. The Corporation shall first comply with this Section 5(b) before it shall repurchase any Series C Preferred Stock pursuant to this Section 5.

                  (c) Within 45 days following the date on which a Change in Control or Cash Transaction has occurred, the Corporation shall send, by first-class mail, postage prepaid, a notice to each holder of Series C Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Series C Preferred Stock pursuant to the Offer. Such notice shall state:


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                           (i)      that a Change of Control or Cash
Transaction has occurred, that an Offer is being made pursuant to this Section 5 and that all Series C Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                           (ii)     the Redemption Price and the purchase date
(which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Payment Date") and whether any portion of the Redemption Price is to be paid in shares of Common Stock;

                           (iii)    that any shares of Series C Preferred Stock
not tendered will continue to accrue dividends;

                           (iv)     that, unless the Corporation defaults in
making payment therefor, any share of Series C Preferred Stock accepted for payment pursuant to the Offer shall cease to accrue dividends after the Payment Date;

                           (v)      that holders electing to have any share of
Series C Preferred Stock purchased pursuant to the Offer will be required to surrender stock certificates representing such shares of Series C Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Corporation may reasonably request at the address specified in the notice prior to the close of business on the business day prior to the Payment Date;

                           (vi)     that holders will be entitled to withdraw
their election if the Corporation receives, not later than five (5) business days prior to the Payment Date, a facsimile transmission or letter setting forth the name of the holder, the number of shares of Series C Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series C Preferred Stock purchased;

                           (vii)    that holders who tender only a portion of
the shares of Series C Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series C Preferred Stock; and

                           (viii)   the circumstances and relevant facts
regarding such Change of Control or Cash Transaction (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

                  (d) The Corporation will comply with any tender offer rules under the Exchange Act which then may be applicable in connection with any offer made by the Corporation to repurchase the shares of Series C Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Certificate of Designations, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this Certificate of Designations by virtue thereof.

                  (e) On the Payment Date, the Corporation shall (i) accept for payment the shares of Series C Preferred Stock validly tendered pursuant to the Offer, (ii) pay to the holders of shares so accepted the purchase price therefor in cash and (iii) cancel each surrendered certificate and retire the shares represented thereby. Unless the Corporation defaults in the


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payment for the shares of Series C Preferred Stock tendered pursuant to the
Offer, dividends will cease to accrue with respect to the shares of Series C Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Payment Date.

                  (f) To accept the Offer, the holder of a share of Series C Preferred Stock shall deliver, prior to the close of business on the business day prior to the Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series C Preferred Stock with respect to which the Offer is being accepted, duly endorsed for transfer.

                  (g) Notwithstanding anything contained in this Section 5, the Corporation shall not commence any Offer until the 11 1/4% First Mortgage Notes due 2005 have been repurchased or redeemed.

                  (h)      For purposes of this Section 5:

                           (i)      "Cash Transaction" shall mean: at any time
on or after April 1, 2006 any (A) issuance of any equity security of the Corporation or any of its Subsidiaries (other than to the Corporation or a wholly-owned Subsidiary of the Corporation), or any other security exercisable for or convertible into an equity security of the Corporation or any of its Subsidiaries, in which the net cash proceeds to the Corporation or its Subsidiaries (after repayment of any Indebtedness that is payable as a result of such issuance) exceed $10,000,000, (B) sale, lease, assignment, transfer or other conveyance of all or a material part of the Corporation's and its Subsidiaries' properties or assets, in which the cash proceeds to the Corporation or its Subsidiaries (after repayment of any Indebtedness that is payable as a result of such sale, lease, assignment, transfer or other conveyance) exceed $10,000,000, or (C) incurrence of Indebtedness (as hereinafter defined), (other than Refinancing Indebtedness) in which the cash proceeds to the Corporation or its Subsidiaries exceed $10,000,000;

                           (ii)     "Change of Control" shall mean: (A) the
sale, lease, transfer, conveyance, other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act, (B) the consummation of any transaction (including any merger or consolidation) the result of which is that (1) any "person" (as defined above) other than a holder of Series C Preferred Stock as of the earliest Series C Issuance Date becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Corporation, other than in connection with an underwritten public offering of securities of the Corporation or (2) the holders of Voting Securities become entitled to receive less than 50% of the voting power of holders of the equity securities of the surviving entity; or (C) the first day on which a majority of the members of the Board of Directors of the Corporation (other than any Series C Directors) are not Continuing Directors;


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                           (iii)    "Continuing Director" shall mean as of any
date, any member of the Board of Directors who (A) is a member of the Board Directors as of the earliest Series C Issuance Date or (B) is nominated for election to the Board of Directors with the approval of at least two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election;

                           (iv)     "Refinancing Indebtedness" shall mean
Indebtedness (as hereinafter defined in Section 7(b)) issued in exchange for, or the net proceeds of which are used to extend, renew, replace, defease or refund, other Permitted Indebtedness (as hereinafter defined) of the Corporation; provided, that (A) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (B) such Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (C) the obligor of such Refinancing Indebtedness shall be the same Person as the obligor of the refinanced Indebtedness, and no new co-obligors or guarantors shall be parties to such Refinancing Indebtedness; and (D) the covenants binding upon the Corporation in respect of such Refinancing Indebtedness shall not be less favorable to the Corporation than those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                           (v)      "Voting Securities" shall mean securities
of the Corporation ordinarily having the power to vote for the election of directors of the Corporation, including but not limited to the Common Stock and all series of capital stock the holders of which have the right to vote with holders of the Common Stock as a class; and

                           (vi)     "Weighted Average Life to Maturity" means,
when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the sum of the product obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment of final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (B) the then outstanding principal amount of such Indebtedness.

                  (i) A "Non-Compliance Event" shall occur if the Corporation fails to comply with its obligations pursuant to this Section 5 and shall continue until the Corporation cures the event or circumstances giving rise to such non-compliance. Immediately upon the occurrence of a Non-Compliance Event, the number of directors of the Corporation shall be increased by four Series C Directors (or such higher number so that the sum of such additional Series C Directors shall constitute a majority of the Board), and the holders of the outstanding shares of Series C Preferred Stock shall be entitled to elect such Series C Directors until the Corporation shall have completed the Offer as required by this Section 5 or shall have effected a redemption of all of outstanding shares of Series C Preferred Stock under
Section 4 of this Certificate of Designations. Upon the occurrence of a Non-Compliance Event, the Board shall immediately call a special meeting of all holders of Series C Preferred Stock for the purpose of electing the Series C Directors and the holders of the Series C Preferred Stock shall have the right to vote, as


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a single class, to elect by a majority vote of the then outstanding Series C
Preferred Stock, the Series C Directors although less than a quorum. Upon completion of the Offer as required by this Section 5 or redemption of all outstanding Series C Preferred Stock pursuant to Section 4 of this Certificate of Designations, the term of office of each Series C Director elected by the holders of the Series C Preferred Stock pursuant to such special voting right shall forthwith terminate and the number of directors constituting the entire Board shall be reduced by the number of the Series C Directors. So long as the Non-Compliance Event shall continue, any vacancy in the office of a Series C Director may be filled by written consent of the Series C Directors remaining in office or, if none remains in office, by vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. As long as the Non-Compliance Event shall continue, holders of any of the outstanding capital stock (other than the Series C Preferred Stock) of the Corporation entitled to vote on the election of directors shall not be entitled to vote on the election or removal of the Series C Directors. So long as the Series C Directors constitute a majority of the Board of Directors, the portion of the Redemption Price referred to in Section 4(a)(ii) of this Certificate of Designations, shall be payable solely in Common Stock.

         6. Voting Rights; Board of Directors. Except as may be otherwise provided in these terms of the Series C Preferred Stock, in the Certificate of Incorporation of the Corporation or required by law, the Series C Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. The votes of the holders of Series C Preferred Stock, in the aggregate, shall constitute fifteen percent (the "Series C Voting Percentage") of the total aggregate votes entitled to vote on any such action, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Each holder of Series C Preferred Stock shall have the right to vote its pro rata portion of the Series C Voting Percentage. Each holder of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.

         7.       Protective Provisions.

                  (a) The Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting or consenting as a separate class:

                           (i)      enter into or amend (or permit any
Subsidiary to enter into or amend) any loan, contract, agreement, commitment, understanding or other transaction involving the payment in excess of $1,000,000 with any person who directly or indirectly controls, is controlled by or is under common control with the Corporation or any officer, director, partner or employee of the Corporation or any affiliates of any of the foregoing persons other than pursuant to, or extensions or renewals of, on the same terms, of contracts in effect on the date hereof;

                           (ii)     make (or permit any Subsidiary to make) any
Restricted Payment;

                           (iii)    borrow (or permit any Subsidiary to borrow)
any funds or otherwise become subject to (or permit any Subsidiary to become subject to), whether directly or by way of guarantee or otherwise, any Indebtedness (as hereinafter defined) in excess of $1,000,000, except for Permitted Indebtedness (as defined below);


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                           (iv)     create any lien, claim or encumbrance on
any of the properties of the Corporation or its Subsidiaries, other than in connection with Permitted Indebtedness and liens securing taxes, assessments, regulatory or administrative charges or levies or the claims of materialmen, carriers, landlords and like persons which are not yet due and payable;

                           (v)      engage in any reclassification,
recapitalization or other change in respect of any shares of capital stock of the Corporation;

                           (vi)     acquire any assets (whether by means of an
asset purchase, stock purchase or merger), other than in the ordinary course of business, or engage in any other acquisition that is material to the Corporation and any of its Subsidiaries, taken as a whole;

                           (vii)    merge or consolidate with or into, or
permit any Subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities (except a wholly-owned Subsidiary of the Corporation may merge or consolidate with or into any other wholly-owned Subsidiary of the Corporation); or sell, convey, mortgage, license, pledge, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation's and its Subsidiaries' properties or assets, in one or more related transactions;

                           (viii)   convey, sell, lease, assign, transfer or
otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests) whether now owned or hereafter acquired (or permit any Subsidiary to engage in any of the foregoing activities) except: (A) for the sale or other disposition of any property that has become obsolete or worn out and is disposed of in the ordinary course of business, (B) for sales or other dispositions of inventory made in the ordinary course of business, (C) for Cash Transactions, provided that the Corporation complies with its obligations pursuant to Section 5 of this Certificate of Designations in connection therewith;

                           (ix)     make any advance, loan, extension of credit
or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any persons except that:
(A) the Corporation may make investments in, or loans or advances to, any wholly-owned Subsidiaries and any wholly-owned Subsidiaries may make investments in, or loans or advances to, the Corporation and (B) the Corporation or its wholly-owned Subsidiaries may acquire and hold receivables owing to it, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                           (x)      make or commit to make any capital
expenditures for the Corporation and/or any of its Subsidiaries exceeding $1,000,000 in any fiscal year to the extent not included in the annual budget for such fiscal year approved by the holders of a majority of the Series C Preferred Stock;

                           (xi)     permit to exist any limitations on the
payment of dividends or distributions by the Corporation with respect to the Series C Preferred Stock or by any of the Corporation's Subsidiaries, except for restrictions existing in Indebtedness outstanding on the Series C Issuance Date (or any Refinancing Indebtedness);

                           (xii)    amend, alter, change, repeal or waive any
provision of its Certificate of Incorporation (whether by way of a certificate of Designations or otherwise) or this

Certificate of Designations or its By-laws in any manner (whether by merger, consolidation or otherwise), that would adversely affect the rights, preferences or privileges of the Series C Preferred Stock;

                           (xiii)   effect any liquidation, dissolution or
winding up of the Corporation;

                           (xiv)    create or authorize the creation of or
issue (including, without limitation, by way of recapitalization), or obligate itself or any Subsidiary to authorize or issue any shares of any series of preferred stock of the Corporation or any such Subsidiary, or any other security exercisable for or convertible into any shares of any series of preferred stock of the Corporation or any Subsidiary, whether any such creation or authorization shall be by means of amendment of the Certificate of Incorporation (whether by way of a certificate of Designations or otherwise) or of this Certificate of Designations or by merger, consolidation other otherwise thereof; or

                           (xv)     enter into any contract, agreement,
commitment or understanding with respect to any of the foregoing.

                  (b)      For the purposes hereof:

                           (i)      "Indebtedness" shall mean (A) all
indebtedness for borrowed money, contingent or otherwise; (B) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles("Capital Lease Obligations"); (C) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (D) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (E) obligations under forward contracts, future contracts, swaps, options or other financing agreements or arrangements the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices; (F) all indebtedness secured by any lien on any property or asset owned or held by the Corporation or any of its Subsidiaries, regardless of whether the indebtedness secured thereby shall have been assumed by the Corporation or any of its Subsidiaries or is nonrecourse to the credit of the Corporation or any of its Subsidiaries; and (G) any guarantee or obligation with respect to any third party Indebtedness;

                           (ii)     "Permitted Indebtedness" shall mean: (A)
Indebtedness existing on the date hereof; (B) the incurrence by the Company or any of its Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Permitted Indebtedness; (C) the incurrence by the Company and its Subsidiaries, in the ordinary course of business, of Indebtedness in connection with Capital Lease Obligations or purchase money Indebtedness incurred for the acquisition of equipment in the ordinary course of business, in the aggregate amount not to exceed $5,000,000 incurred after the date hereof at any one time outstanding, and (D) the incurrence by the Corporation or its Subsidiaries of Indebtedness for vendor accounts payable in the ordinary course of business;

                           (iii)    "Restricted Payment" shall mean (A) the
declaration or payment of any dividends or any other distributions of any sort in respect of capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends or upon liquidation (including any payment in connection with any merger or consolidation) or any similar payment to the direct or indirect holders of its capital stock ranking junior to the Series C Preferred Stock as to dividends or upon liquidation (other than dividends or distributions on such capital stock which are payable solely in capital stock of the Corporation (other than redeemable capital stock or exchangeable capital stock), and dividends or distributions payable solely to the Corporation), (B) the purchase, redemption or other acquisition or retirement for value of any of the Corporation's capital stock (other than the Series C Preferred Stock) or the exercise by the Corporation of any option to exchange any capital stock that by its terms is exchangeable solely at its option, or (C) the setting apart of money or other property by the Corporation for any redemption, purchase or other analogous fund for the redemption, purchase or acquisition of any of its capital stock (other than the Series C Preferred Stock); and

                           (iv)     "Subsidiary" shall mean: (A) any
corporation, association or other business entity of which 50% or more of the total voting power of all voting securities is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation (or a combination thereof) and (B) any partnership or limited liability company (1) the sole general partner or the managing general partner or member of which is the Corporation or a Subsidiary of the Corporation or (2) the only general partners or members of which are the Corporation or of one or more Subsidiaries of the Corporation (or any combination thereof).

         8. No Impairment. Without the prior written consent of the holders of a majority of Series C Preferred Stock, the Corporation will not, by amendment of the Certificate of Designations or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred Stock against impairment.

         9. Severability of Provisions. Whenever possible, each provision of this Certificate of Designations shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         10. Amendment, Waiver or Discharge. Except as otherwise expressly provided herein, neither this Certificate of Designations nor any term hereof may be amended, waived, modified, discharged or terminated without the written consent or affirmation vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. Notwithstanding anything to the contrary contained herein, no provision of this Certificate of Designations that applies to any person or entity specifically designated by name shall be amended, waived, discharged or terminated without the written consent of such named person or entity."

                  [Remainder of page intentionally left blank]


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

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as of the 7th day of November, 2002.


                              ANCHOR GLASS CONTAINER
                              CORPORATION



                              By: /s/ Richard M. Deneau
                                  -------------------------------------
                                  Name:  Richard M. Deneau
                                  Title: President and Chief Executive Officer